EXHIBIT 99.1

Alta Mesa Holdings, LP Announces $100 Million Private Offering of Senior Notes

HOUSTON, Oct. 2, 2012 (GLOBE NEWSWIRE) -- Alta Mesa Holdings, LP ("Alta Mesa") announced today that it and its wholly-owned subsidiary, Alta Mesa Finance Services Corp., intend to commence a private placement under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the "Securities Act") of $100 million aggregate principal amount of 9 5/8% senior notes due 2018 ("Notes"). These Notes are proposed to be offered as additional notes under an indenture pursuant to which Alta Mesa initially issued $300 million principal amount of its 9 5/8% senior notes due 2018 on October 13, 2010 (the "Existing Notes"). The proposed additional Notes will be treated as a single series with, and will have the same terms as, the Existing Notes, but will not be fungible with the Existing Notes for trading purposes unless and until they are exchanged for registered notes. Alta Mesa intends to apply the net proceeds of this private offering to repay existing indebtedness under its senior secured revolving credit facility.

The Notes are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States, only to non-U.S. investors pursuant to Regulation S. The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from, or a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Alta Mesa Holdings, LP is a privately held company engaged primarily in onshore oil and natural gas acquisition, exploitation, exploration and production whose focus is to maximize the profitability of our assets in a safe and environmentally sound manner. We seek to maintain a portfolio of lower risk properties in plays with known resources where we identify a large inventory of lower risk drilling, development, and enhanced recovery and exploitation opportunities. We maximize the profitability of our assets by focusing on sound engineering, enhanced geological techniques including 3-D seismic analysis, and proven drilling, stimulation, completion, and production methods. Alta Mesa Holdings, LP is headquartered in Houston, Texas.

Forward-Looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as 'intends', 'will', 'expect', 'should', 'could', 'shall' and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include, without limitation, general economic conditions, conditions in the markets Alta Mesa is engaged in, commodity price volatility, low prices for oil and/or natural gas, global economic conditions, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and specific risk factors discussed in other public filings made by Alta Mesa with the Securities and Exchange Commission. This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

CONTACT: Lance L. Weaver
         (281) 943-5597
         lweaver@altamesa.net